================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                 April 28, 2005

                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)

             Delaware               1-14064                  11-2408943
(State or other jurisdiction   (Commission File    (IRS Employer Identification
        of incorporation)           Number)                      No.)

767 Fifth Avenue, New York, New York                                    10153
(Address of principal executive offices)                              (Zip Code)

               Registrant's telephone number, including area code
                                  212-572-4200

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
================================================================================

ITEM  2.02  Results of Operations and Financial Condition.

On April 28, 2005, The Estee Lauder Companies Inc. (the "Company") issued a press release announcing its financial results for the fiscal quarter and nine months ended March 31, 2005. The release also includes estimates for its fiscal 2005 full year net sales and diluted earnings per share. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM  9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.    Description
----------     -----------

  99.1         Press release dated April 28, 2005 of The Estee Lauder
               Companies Inc.



                                SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            THE ESTEE LAUDER COMPANIES INC.

Date:  April 28, 2005                        By:   /s/RICHARD W. KUNES
                                                ------------------------
                                                     Richard W. Kunes
                                                 Executive Vice President
                                                and Chief Financial Officer
                                                 (Principal Financial and
                                                    Accounting Officer)

                         THE ESTEE LAUDER COMPANIES INC.

                                  EXHIBIT INDEX


Exhibit No.    Description
----------     -----------

  99.1         Press release dated April 28, 2005 of The Estee Lauder
               Companies Inc.

                                                                    EXHIBIT 99.1
THE                                                                         News
ESTEE                                                                   Contact:
LAUDER                                                       Investor Relations:
COMPANIES INC.                                                   Dennis D'Andrea
                                                                  (212) 572-4384

767 Fifth Avenue                                                Media Relations:
New York, NY 10153                                                 Sally Susman
                                                                  (212) 572-4430

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

              ESTEE LAUDER COMPANIES REPORTS THIRD QUARTER RESULTS

                  NET SALES AND DILUTED PER SHARE EARNINGS FROM
                        CONTINUING OPERATIONS INCREASE 8%


New York, NY, April 28, 2005 - The Estee Lauder Companies Inc. (NYSE: EL) today reported net sales for its third fiscal quarter ended March 31, 2005 of $1.54 billion, an 8% increase over the $1.42 billion reported in the prior year. Excluding the impact of foreign currency translation, net sales rose 6%.

The Company reported net earnings from continuing operations for the quarter ended March 31, 2005 of $106.2 million, a 6% increase versus $100.1 million last year. Diluted earnings per common share from continuing operations for the quarter increased 8% to $.46 compared with $.43 reported in the prior year. Net earnings and diluted earnings per share for the quarter increased 8% and 9%, respectively, compared with the prior year, including discontinued operations.

William P. Lauder, President and Chief Executive Officer, said, "Our Company turned in strong local currency sales growth this quarter despite pockets of economic weakness and soft sales of Estee Lauder brand fragrances. While sales growth was slightly lower than our expectations, most brands reported gains. Our business in the Americas led sales growth, while mixed results in Europe and Asia slightly tempered our overall performance. For the quarter, earnings per share growth reflected planned investment spending to support new launch activity for our fiscal second half."

"As we said publicly, we expect the Company's second half profit improvement to be substantially weighted towards our fiscal fourth quarter. That said, with three-quarters of the fiscal year behind us, and the lower sales growth this quarter, we now expect full fiscal year local currency sales will grow between 6% and 6.5% and fiscal 2005 diluted earnings per share from continuing operations to be between $1.87 and $1.90."

Results by Product Category
---------------------------

Net sales of skin care products for the quarter increased 9% to $608.2 million on a reported basis and rose 6% in local currencies. The higher sales reflected recent launches from Estee Lauder of Future Perfect Anti-Wrinkle Radiance Creme SPF 15 and new products in the Re-Nutriv line and Perfectionist line, such as Perfectionist [CP+]. The recent launch of Repairwear Deep Wrinkle Concentrate and Superdefense Triple Action Moisturizer SPF 25 by Clinique, and strong sales of The Lifting Face Serum & The Lifting Intensifier from La Mer also contributed to growth. This increase was partially offset by lower sales of certain existing products.

Makeup net sales for the quarter rose 6% to $628.2 million on a reported basis and increased 5% in local currencies. Solid growth was generated from the combined sales of the Company's makeup artist brands, as well as from Superbalanced Compact Makeup SPF 20 and Colour Surge Eye Shadow from Clinique. New products such as Tender Blush, Pure Pops Brush-on Color, Ideal Matte Refinishing Makeup SPF 12 and AeroMatte Ultralucent Pressed Powder from Estee Lauder contributed to the sales increase. The makeup category also benefited from the inclusion of the Company's new American Beauty and Flirt! brands. Lower sales of certain existing products partially offset these positive results.

Fragrance sales increased 12% to $228.7 million on a reported basis and increased 11% in local currencies compared to the prior-year quarter. Fragrance sales benefited from the recent launches of DKNY Be Delicious and Be Delicious Men, True Star from Tommy Hilfiger, Happy To Be from Clinique and Lauder Beyond Paradise Men. These increases were partially offset by lower sales of Estee Lauder Beyond Paradise, Clinique Simply and certain Tommy Hilfiger fragrances.

Sales of hair care products and services for the quarter rose 10% to $67.3 million on a reported basis and increased 9% in local currencies, due primarily to higher sales at Aveda and Bumble and bumble. Aveda net sales growth was due to recent product launches such as Pure Abundance and Air Control Hair Spray and ongoing demand for professional color products. Bumble and bumble sales increased due to the recent launch of its hair and scalp treatment line and new salon openings.

Operating results improved in fragrance due to the net sales growth and the strategic redeployment of investment spending into the Company's skin care and makeup categories. Hair care operating income increased reflecting improved international results. In skin care and makeup, operating income decreased as higher sales were offset by planned advertising, sampling and merchandising spending for current and upcoming launches, as well as a shift from the second quarter into the third quarter of costs related to certain gift-with-purchase programs.

Results by Geographic Region
----------------------------

In the Americas, net sales for the quarter increased 8% to $844.6 million. The increase was due to the success of new and recently launched fragrance products, the inclusion of sales of BeautyBank products, strong combined sales from the Company's makeup artist brands and higher results in Canada. All major product categories in this region had sales growth. Operating income in the Americas increased reflecting an improved performance in fragrance, partially offset by lower results in skin care and makeup due to increased advertising, sampling and merchandising spending in those product categories.

In Europe, the Middle East & Africa, net sales increased 10% from the prior-year period to $496.2 million, and rose 6% in local currency. In constant currency, sales growth was led by travel retail, Spain, Russia and the United Kingdom, partially offset by lower sales in France and Italy. Operating profitability decreased reflecting lower results in the United Kingdom, France and Italy, partially offset by higher operating income in Spain and South Africa.

Asia/Pacific net sales grew 6% over the prior-year quarter to $197.4 million. On a local currency basis, this region's net sales rose 2% with China, Hong Kong and Australia posting strong double-digit growth. These increases were partially offset by lower sales in Japan and Korea. Operating profit in the region increased reflecting higher results in Korea, Thailand, Australia and Taiwan, partially offset by lower results in Japan and Hong Kong.

Nine-Month Results
------------------

For the nine months ended March 31, 2005, the Company reported net sales of $4.79 billion, a 9% increase from $4.39 billion in the comparable prior-year period. Excluding the impact of foreign currency translation, net sales rose 6%. The Company reported net earnings from continuing operations of $339.5 million for the nine months, up 12% from $304.1 million in the same period last year. Diluted earnings per common share from continuing operations for the nine months ended March 31, 2005 were $1.48, a 12% increase from $1.31 reported in the prior-year period. Net earnings and diluted earnings per share for the nine months increased 25% and 26%, respectively, compared with the prior year, including discontinued operations.

Cash Flows
----------

For the nine months ended March 31, 2005, the Company generated $287.4 million in cash flow from operating activities compared with $550.7 million in the prior-year period. The reduction primarily resulted from higher net earnings from continuing operations being more than offset by increases in certain working capital components, including significant deferred compensation and supplemental pension payments, increased inventory due to actual and anticipated sales levels as well as to support sales building activities, and increased accounts receivable levels reflecting overall sales growth and the timing of receipts of customer payments. Operating cash flow was utilized primarily for capital investments, the repurchase of shares of the Company's Class A Common Stock and dividend payments.

Estimate of Fiscal 2005 Full Year
---------------------------------

For the Company's fiscal 2005 full-year results, reported net sales are expected to grow between 8.5% and 9% in dollars, which reflects a benefit of approximately 2.5 percentage points of foreign currency translation impact, versus fiscal 2004. Based on actual sales to date and expected sales in the fourth fiscal quarter, the Company now expects to achieve diluted earnings per share of between $1.87 and $1.90 for the fiscal 2005 year. Geographic region net sales growth in constant currency is expected to be led by the Americas and Europe, the Middle East & Africa, followed by Asia/Pacific. On a product category basis, in constant currency, makeup and hair care are expected to be the leading sales growth categories, followed by skin care, while fragrance is expected to be relatively unchanged versus the prior year.

Forward-Looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "believe" and "expect," those in Mr. Lauder's remarks and those in the "Estimate of Fiscal 2005 Full Year" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
     (1) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
     (2) the Company's ability to develop, produce and market new products on which future operating results may depend;
     (3) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (4) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
     (5) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (6) changes in the laws, regulations and policies that affect, or will affect, the Company's business, including changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
     (7) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
     (8) changes in global or local conditions that could affect consumer purchasing, the willingness of consumers to travel, the financial strength of the Company's customers and suppliers, the Company's operations, the cost and availability of capital, which the Company may need for new equipment, facilities or acquisitions, the cost and availability of raw materials and the assumptions underlying the Company's critical accounting estimates;
     (9) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories);
     (10) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company sells its products and the costs associated with the Company's other facilities;
     (11) changes in product mix to products which are less profitable;
     (12) the Company's ability to acquire or develop new information and distribution technologies, on a timely basis and within the Company's cost estimates;
     (13) the Company's ability to capitalize on opportunities for improved efficiency, such as globalization, and to integrate acquired businesses and realize value therefrom;
     (14) consequences attributable to the events that are currently taking place in the Middle East, including further attacks, retaliation and the threat of further attacks or retaliation; and
     (15) the impact of repatriating, or planning to repatriate, certain of the Company's foreign earnings to the United States in connection with The American Jobs Creation Act of 2004.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble, kate spade beauty, Darphin, Michael Kors, Rodan + Fields, American Beauty, Flirt!, Good Skin TM and Donald Trump, The Fragrance.

An electronic version of this release can be found at the Company's website, www.elcompanies.com.
--------------------

                                - Tables Follow -


                                                    THE ESTEE LAUDER COMPANIES INC.
                                                    SUMMARY OF CONSOLIDATED RESULTS
                                        (Unaudited; Dollars in millions, except per share data)




                                                 Three Months Ended          Percent      Nine Months Ended            Percent
                                              ------------------------       Change    ------------------------        Change
                                                       March 31              -------            March 31               -------


                                                 2005           2004                       2005          2004
                                              ----------     ----------                 ---------     ----------

Net sales..................................   $  1,538.2     $  1,421.6         8.2%    $ 4,792.6     $  4,387.3          9.2%

Cost of sales..............................        386.5          358.6                   1,245.8        1,135.4
                                              ----------     ----------                 ---------     ----------
Gross Profit...............................      1,151.7        1,063.0         8.3%      3,543.8        3,251.9          9.1%
                                              ----------     ----------                 ---------     ----------
     Gross Margin..........................         74.9%          74.8%                     74.0%          74.1%

Operating expenses:
  Selling, general and administrative......        975.3          887.9                   2,984.6        2,716.7
  Related party royalties..................            -            5.5                         -           16.9
                                              ----------     ----------                 ---------     ----------
                                                   975.3          893.4         9.2%      2,984.6        2,733.6          9.2%
                                              ----------     ----------                 ---------     ----------
     Operating Expense Margin..............         63.4%          62.9%                     62.3%          62.3%

Operating Income...........................        176.4          169.6         4.0%        562.2          518.3          8.5%
     Operating Income Margin...............         11.5%          11.9%                     11.7%          11.8%

Interest expense, net......................          3.3            6.9                      10.7           21.8
                                              ----------     ----------                 ---------     ----------
Earnings before Income Taxes,
 Minority Interest and Discontinued
 Operations................................        173.1          162.7         6.4%        551.5          496.5         11.1%

Provision for income taxes.................         64.7           60.9                     206.2          185.7
Minority interest, net of tax..............         (2.2)          (1.7)                     (5.8)          (6.7)
                                              ----------     ----------                 ---------     ----------
Net Earnings from Continuing Operations....        106.2          100.1         6.1%        339.5          304.1         11.6%

Discontinued operations, net of tax (A)....            -           (1.8)                        -          (33.1)
                                              ----------     ----------                 ---------     ----------
Net Earnings...............................   $    106.2     $     98.3         8.0%    $   339.5     $    271.0         25.3%
                                              ==========     ==========                 =========     ==========
Basic net earnings per common share:
  Net earnings from continuing
   operations..............................   $      .47     $      .44         7.3%    $    1.50     $     1.33         12.8%
  Discontinued operations, net of tax......            -           (.01)                        -           (.14)
                                              ----------     ----------                 ---------     ----------
Net Earnings...............................   $      .47     $      .43         9.3%    $    1.50     $     1.19         26.5%
                                              ==========     ==========                 =========     ==========
Diluted net earnings per common share:
  Net earnings from continuing
   operations..............................   $      .46     $      .43         7.7%    $    1.48     $     1.31         12.5%
  Discontinued operations, net of tax......            -           (.01)                        -           (.14)
                                              ----------     ----------                 ---------     ----------
  Net Earnings.............................   $      .46     $      .42         9.4%    $    1.48     $     1.17         26.2%
                                              ==========     ==========                 =========     ==========
Weighted average common shares
 outstanding:
  Basic....................................        225.5          228.3                     226.1          228.3
  Diluted..................................        228.7          231.9                     229.7          231.4

(A) In February 2004, the Company sold the assets and operations of its reporting unit that sold jane brand products. Prior to the sale of the business, the Company, in December 2003, committed to a plan to sell such assets and operations. At the time such decisions were made, circumstances warranted that the Company conduct an assessment of the tangible and intangible assets of this business. Based on this assessment, the Company determined that the carrying amount of these assets as reflected on the Company's consolidated balance sheets exceeded their estimated fair value. Accordingly, the Company recorded an after-tax charge to discontinued operations of $33.1 million for the nine months ended March 31, 2004. The charge represents the impairment of goodwill in the amount of $26.4 million, the reduction in value of other tangible assets in the amount of $1.3 million, net of tax; and the operating loss of $5.4 million, net of tax, for the nine-month period ended March 31, 2004. Included in the operating loss of the nine-month period were additional costs associated with the sale and discontinuation of the business. For the three months ended March 31, 2004, the Company recorded $1.8 million, net of taxes representing additional costs associated with the sale and discontinuation of the business.

                                                    THE ESTEE LAUDER COMPANIES INC.

                                                 CONDENSED CONSOLIDATED BALANCE SHEETS
                                                       (Unaudited; In millions)


                                                             March 31              June 30            March 31
                                                               2005                 2004                2004
                                                          ----------------      --------------      --------------
                                               ASSETS
Current Assets
Cash and cash equivalents...............................  $         518.0       $       611.6       $       867.8
Accounts receivable, net................................            921.5               664.9               786.7
Inventory and promotional merchandise, net..............            723.3               653.5               574.5
Prepaid expenses and other current assets...............            267.1               269.2               243.4
                                                          ----------------      --------------      --------------
   Total Current Assets.................................          2,429.9             2,199.2             2,472.4
                                                          ----------------      --------------      --------------

Property, Plant and Equipment, net......................            690.4               647.0               620.4
Other Assets............................................            863.9               861.9               849.3
                                                          ----------------      --------------      --------------
   Total Assets.........................................  $       3,984.2       $     3,708.1       $     3,942.1
                                                          ================      ==============      ==============


                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt.........................................  $         113.8       $        73.8       $         5.3
Accounts payable........................................            251.0               267.3               226.1
Other current liabilities...............................          1,038.9               980.9             1,051.1
                                                          ----------------      --------------      --------------
   Total Current Liabilities............................          1,403.7             1,322.0             1,282.5
                                                          ----------------      --------------      --------------

Noncurrent Liabailities
Long-term debt..........................................            441.8               461.5               836.3
Other noncurrent liabilities and minority interest......            224.9               191.1               182.3
Total Stockholders' Equity..............................          1,913.8             1,733.5             1,641.0
                                                          ----------------      --------------      --------------
    Total Liabilities and Stockholders' Equity..........  $       3,984.2       $     3,708.1       $     3,942.1
                                                          ================      ==============      ==============


                                                         SELECTED CASH FLOW DATA
                                                         (Unaudited; In millions)


                                                                                    Nine Months Ended
                                                                          ---------------------------------------
                                                                                          March 31

                                                                               2005                    2004
                                                                          ---------------          --------------

Cash Flows from Operating Activities
   Net earnings......................................................     $        339.5           $       271.0
   Depreciation and amortization.....................................              144.0                   139.2
   Deferred income taxes.............................................               36.1                    12.0
   Discontinued operations...........................................                  -                    33.1
   Other items.......................................................                5.5                    13.1
   Changes in operating assets and liabilities:
        Increase in accounts receivable, net.........................             (215.2)                 (128.9)
        Decrease (increase) in inventory and promotional
         merchandise, net............................................              (41.2)                   39.6
        Increase in accounts payable and other accrued liabilities...               12.3                   147.1
        Other operating assets and liabilities, net..................                6.4                    24.5
                                                                          ---------------          --------------
          Net cash flows provided by operating activities from
           continuing operations.....................................     $        287.4           $       550.7
                                                                          ===============          ==============

Capital expenditures.................................................              154.2                   130.9
Payments to acquire treasury stock...................................              217.1                    98.3
Dividends paid.......................................................               90.1                    68.5

                                                                  # # #